Exhibit 10.9

DIAMONDBACK ENERGY, INC.

AMENDED AND RESTATED
SENIOR MANAGEMENT SEVERANCE PLAN

Effective as of February 21, 2022

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Section 8.3 Governing Law	14
Section 8.4 Jurisdiction and Venue	14
Section 8.5 Waiver of Trial by Jury	14
Section 8.6 No Assignment	15
Section 8.7 Severability	15
Section 8.8 Information Requested	15
Section 8.9 Basis of Payments to and From Plan	15
ARTICLE 9 DEFINITIONS AND CONSTRUCTION	15
Section 9.1 Definitions	15
Section 9.2 Number and Gender	19
Section 9.3 Headings	19
APPENDIX A - SUMMARY PLAN DESCRIPTION ADDITIONAL INFORMATION	1
ARTICLE 1 OTHER PLAN INFORMATION	1
Section 1.1 Employer and Plan Identification Numbers	1
Section 1.2 Ending Date for Plan’s Fiscal Year	1
Section 1.3 Agent for the Service of Legal Process	1
Section 1.4 Plan Sponsor and Administrator	1
ARTICLE 2 STATEMENT OF ERISA RIGHTS	2
Schedule A – Applicable Factor	4
Schedule B – Number of Months	4
Schedule C – Forms of Participation Agreement	5

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DIAMONDBACK ENERGY, INC.
AMENDED AND RESTATED
SENIOR MANAGEMENT SEVERANCE PLAN

Effective as of February 21, 2022
Diamondback Energy, Inc., a Delaware corporation (“Company”), pursuant to the authorization of the Compensation Committee of the Board, previously adopted the Senior Management Severance Plan, effective February 20, 2020 and now hereby adopts this Amended and Restated Senior Management Severance Plan (the “Plan”) to provide certain severance pay benefits to Eligible Senior Executives who experience an Eligible Termination, in each case, under the terms and conditions provided herein.

ARTICLE 1
PURPOSE AND SCOPE
Section 1.1    Introduction. The Plan is being adopted pursuant to the authorization of the Compensation Committee of the Board for the benefit of certain Eligible Senior Executives of the Company or any other adopting Employer.
Section 1.2    Purpose. The purpose of the Plan is to provide severance pay benefits under the terms and conditions specified in Article 2 and Article 3 to Eligible Senior Executives who are subject to an Eligible Termination. The severance pay benefits provided hereunder are not required by law and nothing herein creates an obligation to pay severance pay benefits of any kind or amount, except as provided by this Plan. No other employee of the Company, an Affiliate, an Employer or any other Person shall have any rights to benefits under this Plan.
Section 1.3    Plan Status. For tax purposes and for purposes of Title I of ERISA, this Plan document is intended to be governed by ERISA as both an unfunded “employee welfare benefit plan” within the meaning of Section 3(l) of ERISA and a “pension plan” within the meaning of Section 3(2) of ERISA that is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly. This document is intended to serve as both the plan document and, together with the additional information in Appendix A, the summary plan description for the Plan.

ARTICLE 2
ELIGIBILITY FOR SEVERANCE BENEFITS
Section 2.1    Payments and Benefits upon an Eligible Termination (Unrelated to a Change in Control). Subject to the further provisions of this Article 2 and the Participant’s continued compliance with his or her obligations under Article 3 hereof, upon a Participant’s Eligible Termination (other than on account of death or Disability) that does not occur within the Protection Period:
(a)    Accrued Obligations. The Employer will pay or provide to the Participant, the Participant’s Accrued Obligations, including any payments required by applicable law;
(b)    Prior Year Unpaid Bonus Payment Amount. The Employer will pay an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that, as of the Termination Date, has not been paid under the terms of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan, or any successor thereto. The prior year bonus payment amount will be paid after, and only to the extent, it is certified by the Compensation Committee of the Board, and will be paid at the same time bonuses to similarly situated executives are paid, as if the terminated Participant continued to be employed on the certification and bonus payment dates;
(c)    Base Salary Continuation. For each month during the period following the Termination Date that applies to the Participant as specified in Schedule A, the Employer will continue to pay to the Participant an amount equal to the product of (i) his or her monthly base salary, as in effect immediately prior to the Eligible Termination (or immediately prior to any event constituting Good Reason, if applicable), multiplied by (ii) the multiple specified in Schedule A that is applicable to such Participant. The Base Salary Continuation amount will be payable in substantially equal periodic installments commencing on the Payment Date in accordance with the normal payroll practices of the Employer;
(d)    Pro-rated Target Annual Bonus. To the extent not paid or payable under the terms of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan, or any successor thereto, Employer will pay to the Participant a lump sum amount in cash equal to the Participant’s target annual bonus for the year that includes the Termination Date pro-rated to reflect the number of days that the Participant was employed by an Employer or an Affiliate during such calendar year. Such pro-rated target annual bonus amount will be payable on the Payment Date;
(e)    Group Health Plan Premiums. Provided that the Participant timely and properly elects and continues to be eligible for group health plan continuation coverage under COBRA for himself and/or his eligible dependents under an adopting Employer’s or an Affiliate’s group health plans, the Employer will reimburse the Participant on a monthly basis for the premium cost of such COBRA continuation coverage during the Continuation Period. Subject to the Participant submitting adequate substantiation of payment of the applicable COBRA premiums, the reimbursements will commence on the Payment Date and continue on a monthly basis for the remainder of the Continuation Period, but not more than 18 months following the commencement thereof;
(f)    Equity Awards. Except as otherwise set forth in a Participation Agreement between the Company and a Participant, each outstanding unvested equity-based compensation award granted by the Company or an Affiliate that is held by or for the Participant will be forfeited or vested, as applicable, in accordance with the applicable equity award agreement. Any vested awards will be settled, based on the vesting, forfeiture and settlement terms of the applicable equity award agreements.
Section 2.2    Severance Benefits upon an Eligible Termination (Related to a Change in Control). Subject to the further provisions of this Article 2, upon a Participant’s Eligible Termination (other than on account of death or Disability) that occurs within the Protection Period, the Participant will receive all of the payments and benefits described in Section 2.1 above, except that the following substitution and modification will be made:
(a)    Lump Sum Compensation Payment. In lieu of any Base Salary Continuation payment under Section 2.1(c), the Employer will pay to the Participant an amount in cash equal to the product of:
(i)    the sum of (A) the Participant’s annualized base salary as in effect immediately prior to the Eligible Termination (or immediately prior to any event constituting Good Reason, if applicable), plus (B) the Average Annual Bonus amount in effect immediately preceding the Termination Date; multiplied by
(ii)    the Applicable Factor specified in Schedule B that applies to the Participant.

(b)    Payment Timing. The lump sum compensation payment amount determined in Section 2.2(a) will be paid in a single lump sum on the Payment Date.
Section 2.3    Payments upon a Termination of Employment Due to Death or Disability. Subject to the further provisions of this Article 2, upon a Participant’s Eligible Termination due to death or Disability:
(a)    Accrued Obligations. The Employer will pay or provide to the Participant or his or her Personal representative or estate, the Participant’s Accrued Obligations.
(b)    Prior Year Unpaid Bonus Payment Amount. The Employer will pay to the Participant or his or her Personal representative or estate an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that, as of the Termination Date, has not been paid under the terms of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan, or any successor thereto. The prior year bonus payment amount will be paid after, and only to the extent, it is certified by the Compensation Committee of the Board, and will be paid at the same time bonuses to similarly situated executives are paid, as if the terminated Participant continued to be employed on the certification and bonus payment dates;
(c)    Base Salary Continuation. For each month during the period following the Termination Date that applies to the Participant as specified in Schedule A, the Employer will continue to pay to the Participant or his or her Personal representative or estate an amount equal to the product of (i) his or her monthly base salary, as in effect immediately prior to the Eligible Termination (or immediately prior to any event constituting Good Reason, if applicable), multiplied by (ii) the multiple specified in Schedule A that is applicable to such Participant. The Base Salary Continuation amount will be payable in substantially equal periodic installments commencing on the Payment Date in accordance with the normal payroll practices of the Employer;
(d)    Pro-rated Target Annual Bonus. To the extent not paid or payable under the terms of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan, or any successor thereto, Employer will pay to the Participant or his or her Personal representative or estate a lump sum amount in cash equal to the Participant’s target annual bonus for the year that includes the Termination Date pro-rated to reflect the number of days that the Participant was employed by an Employer or an Affiliate during such calendar year. Such pro-rated target annual bonus amount will be payable on the Payment Date;
(e)    Equity Awards. Except as otherwise set forth in a Participation Agreement between the Company and a Participant, each outstanding unvested equity-based compensation award granted by the Company or an Affiliate that is held by or for the Participant will be forfeited or vested, as applicable, in accordance with the terms of the applicable equity award agreements. Any vested awards will be settled, based on the vesting, forfeiture and settlement terms of the applicable equity award agreements.
Section 2.4    Release and Full Settlement; Payment Delay; Repayment Obligations.
(a)    Release and Full Settlement. Any provision of this Plan to the contrary notwithstanding, the payment of any amounts or provision of any benefits under Section 2.1, Section 2.2, Section 2.3 or Section 3.2 will be subject to the Participant’s (or, if applicable, his Personal representative or estate’s) execution, within forty five (45) days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims in the form provided by the Administrator, and such waiver and general release of claims becoming effective and irrevocable in accordance with its terms within sixty (60) days following the Termination Date.
(b)    Payment Timing. Except as set forth in the following sentence, any payments pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 3.2 that would otherwise be payable in the first sixty (60) days following the Termination Date will be withheld and any unpaid installments will become payable in a lump sum on the date that is sixty (60) days following the Termination Date. However, if the Participant is a Specified Employee, any payments hereunder that constitute a “deferral of compensation” within the meaning of Section 409A and to which the Participant would otherwise be entitled during the first six months following the Termination Date will be accumulated and paid to the Participant on the date that is six months following the Termination Date (or if earlier, to the Participant’s estate or Personal representative upon the Participant’s death).
(c)    Clawback or Forfeiture of Payments. The payment of any amounts or provision of any benefits under Section 2.1, Section 2.2, Section 2.3 or Section 3.2 hereof will be subject to the Participant’s continued compliance with his or her Restrictive Covenant obligations under Article 3, and, in the event of any breach of such obligations by the Participant, the Participant agrees to promptly repay the Employer the gross amount or value of any payments or benefits provided under this Article 2. Notwithstanding any provision in this Plan or any Participation Agreement to the contrary, if Participant breaches the Restrictive Covenant Provisions of Article 3, or if required by any policy of the Company, the Employer or an Affiliate, by the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes–Oxley Act of 2002 or by other applicable law in effect as of the time that any benefit payment is paid hereunder, each Participant’s benefits under this Plan shall be conditioned on repayment or forfeiture in accordance with such applicable laws, policy, or any relevant provision of the related Participation Agreement. By entering into a Participation Agreement and becoming a Participant under this Plan, a Participant will have consented to any such clawback, repayment or forfeiture condition, regardless of whether or not such condition is expressly stated in the Participation Agreement.
Section 2.5    Parachute Payments. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a Change in Control or the termination of a Participant’s employment during the Protected Period, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under this Plan, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced, in the order set forth below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (x) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and Personal exemptions attributable to such reduced Total Payments) is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and Personal exemptions attributable to such unreduced Total Payments).
(a)    Total Payments Reduction. The Total Payments shall be reduced by the Administrator in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to Company’s or an Affiliate’s common stock or other form of equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any stock option or other equity award with respect to Company’s or an Affiliate’s common stock or other form of equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to Company’s or an Affiliate’s common stock or other equity interest that are exempt from Section 409A of the Code; provided, however, that no reduction of a payment or benefit of nonqualified deferred compensation that is subject to Section 409A of the Code shall be made to the extent that such reduction would result in any other payment or benefit being deemed a substitute (within the meaning of Section 1.409A-3(f) of the Treasury Regulations) for the forfeited amount by reason of such other payment or benefit having a different time or form of payment.
(b)    Performance of Calculations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which a Participant has waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of independent accountants of nationally recognized standing (“Accounting Firm”) selected by Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(c)    Cooperation. If applicable, Participant, Company and Affiliates will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 2.5. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 2.5 will be borne by Company.
(d)    No Gross-Ups. None of the Company, any Affiliate or any Employer is obligated to provide a gross-up or similar payment to any Participant who is subject to Excise Tax on the Total Payments.
Section 2.6    Coordination with Certain Other Agreements. The benefits under, and participation in, this Plan are intended to supersede and replace the severance and separation benefits to which an Participant may be entitled under any other plan, policy, agreement or arrangement. By executing a Participation Agreement with the Company to participate in this Plan, an Eligible Senior Executive will waive any right to severance or separation benefits under any other severance or separation benefits plan, policy, agreement or arrangement of any Employer.
Section 2.7    No Mitigation. A Participant will not be required to mitigate the amount of any payment or benefit provided for in this Article 2 or Section 3.2 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this

Article 2 or Section 3.2 be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer.
Section 2.8    Deductions from Severance Benefits. The following items will be deducted from the benefits paid under the Plan:
(a)    All Federal, State and local taxes that the Administrator determines the Plan must or may deduct or withhold;
(b)    To the extent permitted by law, any amounts a Participant owes to the Company, any Affiliate or any Employer; and
(c)    Any amount of garnished earnings which are required to be withheld from the Participant’s pay, if Employer has been garnishing the Participant’s earnings pursuant to an order of garnishment, child support or tax lien.
ARTICLE 3
RESTRICTIVE COVENANTS
Section 3.1    Non-Competition and Non-Solicitation Obligations. In consideration of the payments and benefits that may be paid or provided to the Participant hereunder and to protect the trade secrets and confidential information of the Company and its Affiliates that have been and will in the future be disclosed or entrusted to the Participant, the business goodwill of the Company or its Affiliates, and the business opportunities that have been and will in the future be disclosed or entrusted to the Participant by the Company or its Affiliates, the Company and the Participant agree to the provisions of this Article 3. The Participant agrees that during the Restricted Period, the Participant will not:
(a)    Non-Competition. Without the written consent of the Compensation Committee of the Board, at any time or in any manner, either directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, member, agent of or consultant for any company, business, organization or other legal or natural person that engages or participates in the Restricted Business; provided, however, that nothing herein shall prevent a Participant from acquiring up to two percent (2%) of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided Participant’s involvement with any such company is solely that of a passive stockholder. The covenant contained in this Section 3.1(a) shall be deemed a series of separate covenants for each state, county and city in which the Diamondback Parties’ business is conducted or is preparing to be conducted. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Section 3.1(a) because, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the states, counties and cities therein which are least populous), which if eliminated would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 3.1(a).
(b)    Non Solicitation, Non Hire of Employees. At any time or in any manner, either directly or indirectly, either on Participant’s behalf or on behalf of any Person (other than the Diamondback Parties), recruit, solicit, hire, divert or otherwise encourage or attempt to recruit, solicit, hire, divert or otherwise encourage any officer or employees or agents of any Diamondback Party to enter into any employment, consulting or advisory arrangement or contract with or to perform any services for or on Participant’s behalf or on behalf of any Person (other than a Diamondback Party), or to enter into any kind of business with Participant or any other Person, including, without limitation, any Restricted Business.

(c)    Non-Interference. At any time or in any manner, either directly or indirectly, for the Participant’s own account or for the account of any other Person, interfere with any Diamondback Party’s relationship with any of its land owners, mineral owners, gatherers, processors, employees, contractors, suppliers or regulators or any other third party with which a Diamondback Party maintains a business relationship.
Section 3.2    Limitations on Non-Competition. Notwithstanding the provisions of Section 3.1, if the Participant provides written notice to the Employer that the Participant will terminate employment with the Employer pursuant to a resignation by the Participant that does not constitute an Eligible Termination, then, solely for purposes of Section 3.1(a), the Restricted Period will end on a date selected by the Company and set forth in a written notice provided by the Company to the Participant; provided, however, that (a) the date selected by the Company will be a whole number of months (not in excess of 12) after the Termination Date and (b) subject to the provisions of Section 2.4 hereof, beginning on the Payment Date, the Employer will pay to the Participant an amount equal to one-twelfth of the Participant’s annualized base salary plus target annual bonus for each month of the Restricted Period, which amount will be paid on a prorated basis on each regularly scheduled payroll date during the Restricted Period following the Termination Date. The Participant hereby delegates to the Company the right to select and determine in good faith the duration of the Restricted Period as provided in this Section 3.2.
Section 3.3    Non-Disparagement. During and following the Participant’s employment with the Employer, the Participant agrees not to make public statements, negative comments or otherwise disparage any Diamondback Party or any Diamondback Party’s officers, directors, employees, agents, shareholders or other equity holders in any manner harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
Section 3.4    Return of Property. All materials, records and documents in any medium made by a Participant or coming into a Participant’s possession during employment concerning any products, processes or services, manufactured, used, developed, investigated, provided or considered by any Diamondback Party or otherwise concerning the business or affairs of the Diamondback Parties, are the sole property of the applicable Diamondback Party, and upon termination of a Participant’s employment, or upon request of the Company during employment, a Participant will promptly deliver the same to the Diamondback Party designated by the Company. In addition, upon termination of employment, or upon request of the Company during a Participant’s employment, the Participant will deliver to the Diamondback Party designated by the Company all other property of the Diamondback Parties in Participant’s possession or under Participant’s control, including, but not limited to, confidential or proprietary data or information, financial statements, marketing and sales data, drawings, documents and electronic records.
Section 3.5    Cooperation. Upon the receipt of reasonable notice from the Company, an Employer or an Affiliate (including outside counsel), a Participant agrees that while employed by any Diamondback Party and thereafter, the Participant will provide reasonable assistance to any Diamondback Party and their respective representatives in defense of any claims that may be made against any Diamondback Party and will assist any Diamondback Party in the prosecution of any claims that may be made by any Diamondback Party, to the extent that such claims relate to the period of participant’s employment with a Diamondback Party. Participants agree to promptly inform the Company if they become aware of any lawsuits involving such claims that may be filed or threatened against any Diamondback Party. Participants also agree to promptly inform the Company (to the extent legally permitted to do so) if asked to assist in any investigation of any Diamondback Party (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against any Diamondback Party with respect to such investigation. Upon presentation of appropriate documentation, the Company or an Employer will pay or reimburse the Participant for all reasonable, out-of-pocket expenses incurred in complying with this Section 3.5. If at the time of compliance Participant is no longer an employee, officer or director (or functional equivalent) of any Diamondback Party, the Company or an Employer will provide a reasonable per diem.
Section 3.6    Confidential Information.
(a)    Confidentiality. In the course of employment with the Diamondback Parties, a Participant will have had, and/or will have, access to confidential or proprietary data or information of the Diamondback Parties. Each Participant hereby agrees to not at any time during or after employment divulge or communicate to any Person (which term, for purposes of this Plan, includes both individual Persons or entities) nor shall a Participant direct any employee of a Diamondback Party to divulge or communicate to any Person (other than to a Person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Diamondback Parties or for the benefit of any other Person, any of such data or information. No business conducted by a Participant or any organization of which a Participant, directly or indirectly, is an owner, partner, manager, joint venturer, director, officer, manager or otherwise a participant in or connected with in any locality, state or country in which the Diamondback Parties conduct business may use any name, designation or logo which is substantially similar to that presently used by any Diamondback Party. The term “confidential or proprietary data or information” as used in this Plan means any information not generally available to the public or generally known within the applicable Diamondback Party’s industry, including, without limitation, Personnel information, financial information, customer lists or contacts, vendor lists and pricing information, strategy and plans, engineering data and analysis, maps, samples, well logs, well production information, geological data, geophysical data, seismic data, information regarding operations, systems, services, know-how, computer and any other processed or collated data, trade secrets (including, without limitation, software), computer programs, pricing, marketing and advertising data.
(b)    Proprietary Information and Disclosure. Each Participant agrees that they will at all times promptly disclose to the Company, in such form and manner as the Company or an Employer may require, any inventions, improvements or procedural or methodological innovations, program methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by the Participant during or in connection with employment with any Diamondback Party and which relate to the business of any Diamondback Party (“Intellectual Property”). Each Participant agrees that all such Intellectual Property constitutes a work-for-hire and will be the sole property of the applicable Diamondback Party. Each Participant further agrees that he or she will execute such instruments and perform such acts as may be requested by the Company or an Employer to transfer to and perfect in the entity designated by the Company all legally protectable rights in such Intellectual Property.
ARTICLE 4
CLAIMS AND APPEAL PROCEDURES
Section 4.1    Filing Claim for Benefits. If a Participant or Beneficiary (“Claimant”) believes he or she has not received the benefits Claimant is entitled to receive under the terms of the Plan, Claimant may file a claim for benefits with the Administrator. All claims must be made in writing and must be signed by Claimant or an authorized representative. If Claimant does not furnish sufficient information to determine the validity of the claim, the Administrator will indicate to Claimant any additional information which is required.
Section 4.2    Notification by the Administrator. Each claim will be approved or disapproved by the Administrator within 90 days following the receipt of the information necessary to process the claim (45 days if the claim relates to a Plan determination of disability (a “Disability Claim”)). In the event the Administrator denies a claim for benefits in whole or in part, the Administrator will notify Claimant in writing or by electronic notification of the denial of the claim. Such notice by the Administrator will also set forth, in a manner calculated to be understood by Claimant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan’s claim review procedure as set forth in Section 4.3 and the time limits applicable to such procedures, including a statement of Claimant’s right to bring a civil action under Section 502 of ERISA following a claim denial after review. These periods may be extended by the Administrator for up to 90 days (30 days in the case of a Disability Claim), if the Administrator determines that such an extension is necessary due to matters beyond the control of the Plan and notifies Claimant, prior to expiration of the initial notification period, of the circumstances requiring an extension of time and the date by which the Administrator expects to render a decision. In the case of a Disability Claim, the Administrator may further extend the period for making a determination by up to an additional 30 days if, prior to the end of the first 30 day extension period, the Administrator determines that such an additional extension is necessary due to matters beyond the control of the Plan and notifies Claimant of the circumstances requiring an extension of time and the date by which the Administrator expects to render a decision. If no action is taken by the Administrator on a claim within 90 days (45 days for a Disability Claim), the claim will be deemed to be denied for purposes of the review procedure, unless the failure was a de minimis violation that does not cause and is not likely to cause prejudice or harm to Claimant and the Administrator demonstrates that the failure was for good cause or due to matters beyond the control of the Administrator and that the failure occurred in the context of an ongoing good faith exchange of information between the Plan and Claimant.
Section 4.3    Review Procedure. A Claimant may appeal a denial of his or her claim by requesting a review of the decision by the Administrator or a Person designated by the Administrator, which Person will be a Named Fiduciary under Section 402(a)(2) of ERISA for purposes of this Section 4.3. An appeal must be submitted in writing within 60 days (180 days in the case of a Disability Claim) after the denial and must:
(a)    Request a review of the claim for benefits under the Plan;
(b)    Set forth all of the grounds under which Claimant’s request for review is based and any facts in support thereof; and
(c)    Set forth any issues or comments which Claimant deems pertinent to the appeal.
In connection with an appeal, Claimant and his or her legal representative will be given the opportunity to:
(i)    submit written comments, documents, records, and other information relating to the claim for benefits;
(ii)    obtain reasonable access, upon request and free of charge, to review and obtain copies of pertinent documents or materials upon submission of a written request to the Administrator or Named Fiduciary, provided the Administrator or Named Fiduciary finds the requested documents or materials are relevant to Claimant’s claim for benefits within the meaning of claims procedure regulation 29 C.F.R. § 2560.503-1(m)(8).
On the basis of its review, the Administrator or Named Fiduciary will make an independent determination of Claimant’s eligibility for benefits under the Plan. The review will take into account all comments, documents, records, and other information submitted by Claimant relating to the claim for benefits, without regard to whether such information was submitted or considered in the initial benefit claim determination. The Administrator or the Named Fiduciary designated by the Administrator will act upon each appeal within 60 days (45 days in the case of a Disability Claim appeal) after receipt thereof, unless special circumstances require an extension of the time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days (90 days in the case of a Disability Claim appeal) after the appeal is received. The decision of the Administrator or Named Fiduciary on any claim for benefits will be final and conclusive upon all parties thereto. In the event the Administrator or Named Fiduciary denies an appeal in whole or in part, it will give written or electronic notice of the decision to Claimant within five days of the date the determination is made, which notice will set forth in a manner calculated to be understood by Claimant the specific reasons for such denial and which will make specific reference to the pertinent Plan provisions on which the decision was based. The notice will also contain a statement that Claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to claimant’s claim for benefits, within the meaning of claims procedure regulation 29 C.F.R. § 2560.503-1(m)(8) and a statement of Claimant’s right to bring a civil action under Section 502 of ERISA.
(d)    Effective for Disability Claims filed on or after the Effective Date, the following additional rules will apply:
(i)    Notice to Claimant of any extension of the 45-day period for initial determination must include the circumstances requiring the extension and the date as of which a decision is expected, with a specific explanation of the standards on which entitlement to a disability benefit are based, the unresolved issues preventing a decision on the Disability Claim and the information needed to resolve those issues, and must give Claimant 45 days to provide any information requested.
(ii)    In addition to the information provided with respect to other claims, the notification of denial of a Disability Claim must include the following:
(A)    A discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by Claimant to the Plan of health care professionals who are treating the Participant and vocational professionals who have evaluated the Participant; medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Disability Claim, without regard to whether the advice was relied on in making the determination; and any disability determination made by the Social Security Administration presented to the Plan by Claimant.
(B)    Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied on in making the decision, or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
(C)    A statement that Claimant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability Claim.
(iii)    Subsequent review of any decision denying a Disability Claim must be conducted by an independent and impartial fiduciary not involved in the initial determination. Claimant shall be notified in writing not later than 45 days after receipt of a request for a review. This 45-day period may be extended for an additional 45 days if special circumstances require the extension. Before the Plan can issue an adverse determination on appeal, Claimant shall be provided, free of charge, with any new or additional evidence considered, relied on or generated by the Plan administrator or other Person making the benefit determination (or at the direction of the Plan administrator or such other Person) in connection with the Disability Claim. Such evidence shall be provided to Claimant as soon as possible and sufficiently before the deadline for the notice of adverse determination, to give Claimant a reasonable opportunity to respond. Before the Plan can issue an adverse determination on appeal based on new or additional rationale, Claimant shall be provided, free of charge, with such rationale. The rationale will be provided as soon as possible and sufficiently before the deadline for the notice of adverse determination to give Claimant a reasonable opportunity to respond.
(iv)    In addition to the information provided for all other claims on appeal, the notice of determination of a Disability Claim appeal must include an explanation of the basis for disagreeing with or not following the views presented by Claimant of health care professionals treating the Participant and vocational professionals who evaluated the Participant, the views of medical or vocational experts whose advice was obtained on behalf of the Plan administrator (regardless of whether the advice was relied upon), and any disability determination of the Social Security Administration presented by Claimant to the Plan administrator. The notice also shall include either the specific internal rules, guidelines, protocols, standards or other similar criteria relied on in making the decision or a statement that no such rules, guidelines, protocols, standards or other similar criteria exist, and a statement informing Claimant of his or her right to bring a civil suit under federal law (and a description of the Plan’s limitation period for doing so, if any).
Section 4.4    Administrator’s Authority. As provided in Section 5.1, the Plan Administrator has the discretionary authority to interpret the Plan, make factual findings and determinations and make final decisions with respect to paying claims under the Plan. All determinations of the Plan administrator shall be final, conclusive and binding on all interested parties, unless the actions of the Plan Administrator are arbitrary and capricious.
ARTICLE 5
PLAN ADMINISTRATION
Section 5.1    In General. The general administration of the Plan and the duty to carry out its provisions shall be vested in the Administrator, which shall be the “plan administrator” as that term is defined in Section 3(16)(A) of ERISA. The Plan and the severance benefits payable under the Plan shall be administered by the Administrator, which will be the Compensation Committee of the Board or its delegate, unless otherwise appointed from time to time by the Board. The Administrator may, in its discretion, secure the services of other parties, including agents and/or employees to carry out the day-to-day functions necessary to an efficient operation of the Plan. The Administrator’s interpretations, decisions, requests and exercises of power and responsibilities shall not be subject to review by anyone and shall be final, binding, and conclusive upon all Persons. The Administrator shall, in its sole and absolute discretion, have the exclusive right to interpret all of the terms of the Plan, to determine eligibility for coverage and benefits, to make reasonable and uniform rules and regulations required in the administration of the Plan, to resolve disputes as to eligibility, type, or amount of benefits, to correct any errors or omissions in the form or operation of the Plan, to make such other determinations with respect to the Plan, and to exercise such other powers and responsibilities as shall be provided for in the Plan or as shall be necessary or helpful with respect thereto. The Administrator under and pursuant to this Plan shall be the named fiduciary for purposes of Section 402(a) of ERISA with respect to all powers and duties expressly or implicitly assigned to it hereunder.

Section 5.2    Reimbursement and Compensation. The Administrator shall receive no compensation for its services as Administrator, but it shall be entitled to reimbursement for all sums reasonably and necessarily expended by it in the performance of such duties.
ARTICLE 6
AMENDMENT AND TERMINATION
The Company, by action of the Compensation Committee of its Board, reserves the right to amend or terminate the Plan, without the consent of any Person or entity. However, no such amendment may eliminate the right to receive severance benefits which an Eligible Senior Executive has accrued or become entitled to under Article 2 of the Plan prior to the effective date of such amendments or termination. Such amendment or termination shall be effective when adopted in an instrument in writing, duly executed on behalf of Company. This Plan may not be amended on or following a Change in Control to adversely affect the benefits or rights to benefits (contingent or otherwise) of any Participant under this Plan or terminated on or following a Change in Control until there are no longer any benefits potentially payable under this Plan. Further, a participating Employer may not terminate its participation in this Plan on or following a Change in Control unless and until it no longer employs any Participants and has otherwise satisfied its obligations to pay benefits under this Plan.
ARTICLE 7
CODE SECTION 409A
Section 7.1    Deferred Compensation Exceptions. Payments under this Plan will be administered and interpreted to maximize the short-term deferral exception to and the involuntary separation pay exception under Section 409A of the Code and the regulations thereunder (collectively “Section 409A”). The portion of any payment under this Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Code Section 409A and Treas. Regs. §1.409A-1(b)(9)(iii)) will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.
Section 7.2    Separate Payments and Payment Timing. Any payment or installment made under this Plan, any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), and any payment within the involuntary separation pay safe harbor exception in Treas. Regs. §1.409A-1(b)(9)(iii) will be treated as separate payments. Executive will not, directly or indirectly, designate the taxable year of a payment made under this Plan, and if the release period discussed in Section 2.4 above spans two (2) calendar years, payment of any amounts that are subject to Section 409A shall be paid in the later calendar year. Payment dates provided for in this Plan will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d). The Company does not guaranty or warrant the tax consequences of this Plan and, except as specifically provided to the contrary in this Plan, each Eligible Senior Executive, in all cases, will be liable for any taxes due as a result of this Plan. Neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold any Eligible Senior Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.
Section 7.3    General Section 409A Provisions. If for any reason, the short-term deferral or involuntary separation pay plan exception is inapplicable, payments and benefits payable to any Participant under this Plan are intended to comply with the requirements of Section 409A. To the extent the payments and benefits under this Plan are subject to Section 409A, this Plan will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

(a)    If the Company determines that any payments or benefits payable under this Plan intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Company may amend this Plan, or take such other actions as the Company deems reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of the Plan would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.
(b)    All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.
(c)    To the extent required to comply with Section 409A, all references in this Plan to termination of employment or termination mean an Employee’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.
Section 7.4    Specified Employee Status.
(a)    If a Participant is a specified employee (within the meaning of Code Section 409A) on the date of his or her separation from service, any payments made with respect to such separation from service under this Plan, and other payments or benefits under this Plan that are subject to Section 409A of the Code, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to you during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Participant’s separation from service, or (ii) the date of Participant’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 7.4 will be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment. Any remaining payments and benefits due under the Plan will be paid as otherwise provided in the Plan.
(b)    To minimize the risk that the six-month delay pursuant to the preceding paragraph will disrupt coverage under any employee benefit plan in which Executive is entitled to participate following the termination of employment, payments that are not considered deferred compensation because they are paid as a short-term deferral or are within the involuntary separation pay safe harbor exception that are made during the six months following the termination of your employment shall first be applied to cover any costs relating to such continued employee benefits plan coverage, but only to the extent that such coverage would constitute deferred compensation for purposes of Section 409A, and thereafter shall be made in respect of other amounts or benefits owed to you.
ARTICLE 8
MISCELLANEOUS INFORMATION
Section 8.1    Other Participating Employers. The Company is the Plan sponsor and Diamondback E&P LLC is an adopting Employer under this Plan. It is contemplated that other subsidiaries and Affiliates of the Company may adopt this Plan, with the approval of the Compensation Committee of the Board, and thereby become an Employer hereunder. Any such entity, whether or not presently existing, may become an Employer by appropriate action of its board of directors or non-corporate counterpart. The provisions of this Plan will apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the determination of whether a Change in Control has occurred will be made based solely on the Company. Transfer of employment among the Company and other participating Employers will not be considered an Eligible Termination hereunder unless such transfer otherwise constitutes a Good Reason event. A sale of assets or other transaction where a Participant’s employment is transferred to a successor or acquiring entity and there is no loss of employment will not be considered an Eligible Termination hereunder unless such transfer otherwise constitutes a Good Reason event. Subject to the provisions of Article 6, any participating Employer may, by appropriate action of its board of directors or non-corporate counterpart, terminate its participation in this Plan. Amounts payable hereunder will be paid by the Employer that employs the particular Participant.
Section 8.2    Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Participant, or other Person any legal or equitable right against Company, any of its Affiliates, or any Person acting on behalf of Company or any of its Affiliates, except as expressly provided herein. Likewise, nothing appearing in or done pursuant to the Plan will be held or construed to create a contract of employment with any Participant or to be consideration for the employment of any Participant. Nothing contained herein will be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any Participant at any time, (c) restrict any Participant’s right to terminate employment at any time, or (d) change the “at will” nature of the employment relationship between the Participant and the Employer.
Section 8.3    Governing Law. The provisions of the Plan shall be construed, enforced and administered according to the laws of the State of Delaware, to the extent not preempted by ERISA and any otherwise applicable federal law.
Section 8.4    Jurisdiction and Venue. Exclusive jurisdiction and venue of all disputes arising out of or relating to this plan shall be in any court of appropriate jurisdiction in Midland, Texas, or if such courts do not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Texas. All parties hereby irrevocably consent to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise (a) any claim that he, she or it is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (b) that he, she or it or their property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (c) to the fullest extent permitted by applicable law, that (i) the action or proceeding is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper and (iii) this Plan or the subject matter thereof may not be enforced in or by such courts. The provisions of this Section 8.4 shall survive and remain in effect until all obligations are satisfied, notwithstanding any termination of the Plan.
Section 8.5    Waiver of Trial by Jury. To the extent not prohibited by applicable law, each Participant under this Plan hereby waives, and covenants that he or she shall not assert (whether as plaintiff, defendant or otherwise), their respective right to a jury trial of any permitted claim or cause of action arising out of this Plan, any of the transactions contemplated hereby, or any dealings between any of the parties hereto relating to the subject matter of this Plan or any of the agreements or transactions contemplated hereby. The scope of this waiver and covenant is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Plan or any of the transactions contemplated hereby, including, ERISA claims, contract claims, tort claims and all other common law and statutory claims. This waiver and covenant is irrevocable and shall apply to any subsequent amendments, supplements or other modifications to this Agreement.

Section 8.6    No Assignment. Executives will not have any right to pledge, hypothecate, anticipate or assign benefits or rights under this Plan, except by will or the laws of descent and distribution. The provisions of this Plan shall inure to the benefit of and be enforceable by a Participant, his or her Personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die before severance benefit payments hereunder have been paid in full, the remaining severance pay benefit payments shall be paid in accordance with the terms of this Plan to his or her surviving spouse, or if there is no surviving spouse to the Participant’s surviving children or, if there are no surviving children, to the Participant’s estate. The provisions of this Plan, including the Participant covenants herein, shall inure to the benefit of and be enforceable by the Company and its Affiliates, successors and assigns.
Section 8.7    Severability. If any provision of the Plan is held invalid or unenforceable, its validity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.
Section 8.8    Information Requested. Participants or other Persons entitled to benefits hereunder shall provide the Company, the Employer, the Administrator, and their authorized representatives with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.
Section 8.9    Basis of Payments to and From Plan. The benefits provided herein will be unfunded and will be provided from the Employers’ general assets. No Participant will have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of amounts due hereunder.
ARTICLE 9
DEFINITIONS AND CONSTRUCTION
Section 9.1    Definitions. Wherever used herein, the following terms shall have the following meanings, unless the context clearly requires a different meaning:
(a)    “Accrued Obligations” means the Participant’s unpaid base salary through the Termination Date, any unreimbursed business expenses, and any amount arising from the Participant’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts will be payable in accordance with the requirements of applicable law and the terms and conditions of such employee benefit plans, programs or arrangements.
(b)    “Administrator” means the Compensation Committee of the Board, or its delegate, or such other committee or Person appointed by the Board in accordance with Section 5.1.
(c)    “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code and any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. For this purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through ownership of voting securities, by contract or otherwise.
(d)    “Applicable Factor” means the relevant factor specified as applicable to the Eligible Senior Executive, as set forth on the attached Schedule B.

(e)    “Average Annual Bonus” means the average of the annual bonuses, if any, paid or payable to the Participant for the three-year period (or for any shorter period of the Participant’s employment, if such Participant has not been employed for three years) immediately preceding the Termination Date. For purposes of clarity, any accelerated payment at target of an annual incentive award upon the occurrence of a change in control under Section 6(h) of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan (or any successor annual cash incentive compensation plan or program) will be excluded from the calculation of Average Annual Bonus.
(f)    “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time, the satisfaction of performance goals, or both. The terms “Beneficially Owns”, “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.
(g)    “Board” means the Board of Directors of the Company and includes the Compensation Committee of the Board with respect to matters where the Compensation Committee has authority to act on behalf of the Board.
(h)    “Cause” means a Participant’s (i) willful or knowing refusal or failure (other than during periods of illness, physical or mental incapacity) to perform his or her duties in any material respect; (ii) willful misconduct or gross negligence in the performance of duties; (iii) material breach of this Plan, a Participation Agreement, any agreement entered into by Participant related to the Company or its Affiliates, or any Company or Affiliate policy (including any applicable code of conduct); (iv) breach of any of the Restrictive Covenants provisions in Article 3; (v) conviction of, entry of a guilty plea or a plea of nolo contendere to any criminal act that constitutes a felony or involves, fraud, dishonesty, or moral turpitude; or (vi) indictment for any felony involving embezzlement or theft or fraud.
(i)    “Change in Control” means:
(i)    The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions occurring within a 12-month period, of all or substantially all of the assets of the Company to any Person, where “substantially all” means assets of the Company having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Company’s assets immediately before such transaction or series of transactions;
(ii)    The Incumbent Directors cease for any reason to constitute a majority of the Board;
(iii)    The adoption of a plan relating to the liquidation or dissolution of the Company;
(iv)    Any Person acquires stock of the Company that results in such Person holding Beneficial Ownership of stock of the Company possessing more than 50% of the total fair market value or the total voting power of the Company; or
(v)    Any Person acquires, over a 12-month period, Beneficial Ownership of stock of the Company possessing 30% or more of the total voting power of the Company.

(vi)    The foregoing notwithstanding, a transaction will not constitute a Change in Control if (A) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction; (B) it constitutes an initial public offering or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a security on an interdealer quotation system; (C) it constitutes a change in Beneficial Ownership that results from a change in ownership of an existing stockholder; or (D) solely because 30% or more of the total voting power of the Company’s then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit Plans of the Company or any Affiliate, or (2) any company that, immediately before such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately before such acquisition.
(j)    “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
(k)    “Code” means the Internal Revenue Code of 1986, as amended.
(l)    “Company” means Diamondback Energy, Inc., a Delaware corporation, and will include its successors and assigns.
(m)    “Continuation Period” means the period that group health plan continuation coverage under COBRA is available to a Participant whose employment termination results in a loss of group health plan coverage. The Continuation Period commences on the date following the Termination Date when group health plan coverage ends and ends on the earlier of (i) the 18 month anniversary of the loss of coverage date or (ii) the date on which the Participant becomes eligible to receive group health benefits from another employer.
(n)    “Diamondback Parties” means the Company, its direct and indirect subsidiaries and Affiliates (and each of them, individually, a “Diamondback Party”)
(o)    “Disability” means a Participant’s inability to substantially perform his or her duties to the Company or any Affiliate by reason of a medically determinable physical or mental impairment for a period of ninety (90) days (whether or not continuous) during any period of three hundred sixty-five (365) consecutive days by reason of physical or mental disability and the Participant has not returned to full-time performance of the Participant’s duties within 30 days after written notice of termination is given to the Participant by the Employer. The Administrator will determine whether an individual has a Disability under procedures established by the Administrator. The Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
(p)    “Effective Date” means February 21, 2022, the date this Plan was approved by the Compensation Committee of the Board.
(q)    “Eligible Senior Executive” means an individual who has been designated as an Eligible Senior Executive by the Administrator, selected by the Administrator to participate in the Plan and who has entered into a Participation Agreement with the Company in substantially the form set forth on the attached Schedule C.
(r)    “Eligible Termination” means (i) a termination of the Participant’s employment with the Employer (A) by the Employer without Cause, or (B) by reason of death or Disability, or (ii) a resignation by the Participant for Good Reason.

(s)    “Employer” means the Company and each of its subsidiaries and Affiliates that adopts the Plan and is treated as an Employer in accordance with the provisions of Section 8.1. Diamondback E&P LLC, a Delaware limited liability company, will be an Employer on the Effective Date, without need for separate action to adopt the Plan.
(t)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(u)    “Good Reason” means, a Participant’s resignation in the event of any (i) material reduction in Participant’s base salary, bonus opportunity or severance benefits; (ii) relocation of Participant’s principal office more than 25 miles from the current location, or (iii) material diminution in the Participant’s position, duties, reporting relationship or authority, which in any case is not cured within thirty (30) business days after written notice thereof by Participant to the Compensation Committee of the Board (which notice must be provided by Participant to the Company within 90 days following the initial occurrence of such event) and an opportunity to cure within the notice period (the “Cure Period”). Resignation by the Participant following the Employer’s cure or before the expiration of the Cure Period will constitute a voluntary resignation and not a termination or resignation for Good Reason and will not entitle the Participant to any benefits under this Plan. Any termination on account of a Good Reason Resignation must occur within 120 days following the initial occurrence of such event.
(v)    “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a member of the Board subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for election to the Board without objection to such nomination) will be an Incumbent Director. No individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest with respect to the Board or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board will be an Incumbent Director.
(w)    “Participant” means a Person who has been designated by the Administrator as an Eligible Senior Executive who may be eligible for benefits under the Plan upon an Eligible Termination.
(x)    “Participation Agreement” means an agreement between a Participant and the Company, in substantially the forms set forth on the attached Schedule C, specifying the Participant’s acknowledgement and agreement to the terms of the Plan, including the provisions terminating and superseding the terms any employment agreement or offer letter, the Restrictive Covenant provisions, the forfeiture and clawback provisions and any other terms and conditions that are in addition to or different from those specified in the Plan document. Any Participation Agreement under this Plan is intended to constitute a Service Agreement as defined in and for purposes of the terms of any Award Agreements issued pursuant to the terms of the Diamondback Energy, Inc. 2021 Amended and Restated Equity Incentive Plan (as amended from time to time and any successor equity incentive compensation plan), the Rattler Midstream LP Long-Term Incentive Plan (as amended from time to time and any successor equity incentive compensation plan of Rattler Midstream LP), the Viper Energy Partners LP 2014 Equity Incentive Plan (as amended from time to time and any successor equity incentive compensation plan of Viper Energy Partners LP) or such other equity incentive plan adopted or maintained by any Affiliate.
(y)    “Payment Date” means the first regularly scheduled payroll date that is at least sixty (60) days following the Termination Date.

(z)    “Person” or “Persons” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof, or any other entity, and includes a syndicate or group as such terms are used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.
(aa)    “Plan” means the Diamondback Energy, Inc. Amended and Restated Senior Management Severance Plan, as set forth herein, together with any amendments and supplements hereto as shall be adopted from time to time.
(bb)    “Protection Period” means the period commencing on the consummation of a Change in Control and ending on the second anniversary of such Change in Control.
(cc)    “Restricted Business” means any of (i) the oil, gas and gas liquids exploration and production business, (ii) the ownership, operation, development or acquisition of midstream infrastructure assets, including oil, gas and gas liquids gathering and transportation services and water-related gathering, transportation, distribution and disposal services, or (iii) the ownership, acquisition or exploitation of oil and gas properties, in each case, in Texas, Oklahoma and New Mexico and each other area, location or field in which the Diamondback Parties conduct or are preparing to conduct business during the Participant’s employment with an Employer or any Affiliate.
(dd)    “Restricted Period” means, the period of the Participant’s employment with the Employer and a period of one year following the termination of the Participant’s employment with the Employer for any reason or such applicable shorter period as may be specified pursuant to Section 3.2; provided, however, that in the event of an Eligible Termination that occurs during the Protection Period or a termination of employment due to the Participant’s death or Disability, the Restricted Period for purposes of Sections 3.1(a) and 3.1(c) shall end upon the date of the Participant’s termination of employment.
(ee)    “Section 409A” means Section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
(ff)    “Service Agreement” has the meaning set forth in the definition of “Participation Agreement”.
(gg)    “Specified Employee” means a Person who is, as of the date of the Person’s termination of employment, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established by the Company.
(hh)    “Termination Date” means the date that an Eligible Senior Executive’s employment with all Employers and Affiliates actually terminates pursuant to an Eligible Termination, as determined by the Administrator.
Section 9.2    Number and Gender. Wherever appropriate herein, a word used in the singular will be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, will be deemed to include the feminine gender.
Section 9.3    Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of this Plan, the text will control.

To record the adoption of the Plan as set forth herein, effective as of the Effective Date, the Company has caused its duly authorized officer to execute the same this 21st day of February, 2022.

Diamondback Energy, Inc.

By:	/s/ Travis D. Stice
	Name:	Travis D. Stice
	Title:	Chief Executive Officer

Appendix A
Summary Plan Description Additional Information

ARTICLE 1
OTHER PLAN INFORMATION
Section 1.1    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 45-4502447. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 503.
Section 1.2    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
Section 1.3    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Diamondback Energy, Inc.
500 West Texas
Suite 1200
Midland, TX 79701
Attention: Matt Zmigrosky, General Counsel
Section 1.4    Plan Sponsor and Administrator. The “Plan Sponsor” of the Plan is:
Diamondback Energy, Inc.
500 West Texas
Suite 1200
Midland, TX 79701
Attention: Jennifer Soliman, Executive Vice President, and Chief Human Resources Officer
and the “Plan Administrator” of the Plan is:
Diamondback Energy, Inc.
500 West Texas
Suite 1200
Midland, TX 79701
Attention: Jennifer Soliman, Executive Vice President, and Chief Human Resources Officer
The Plan Sponsor’s and Plan Administrator’s telephone number is (432) 221-7400. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

ARTICLE 2
STATEMENT OF ERISA RIGHTS
Participants in this Plan (which is both a welfare benefit plan and a pension benefit plan sponsored by Diamondback Energy, Inc.) are entitled to certain rights and protections under ERISA. If you are designated as an Eligible Senior Executive by the Administrator, selected by the Administrator to participate in the Plan and have entered into a Participation Agreement with the Company, you are considered a Participant in the Plan and, under ERISA, you are entitled to:
Receive Information about Your Plan and Benefits
(a)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(c)    Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other Person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.
If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the Person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
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Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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SCHEDULE A
The multiple of base salary and the number of months that the multiple of base salary will continue to be paid upon an Eligible Termination outside of the Protection Period is determined based on the position of the Executive as follows:

Position	Multiple of Base Salary	Number of Months
Chief Executive Officer	2x	24
President	1x	21
Executive Vice-Presidents	1x	18
Senior Vice-Presidents	1x	15
Vice-Presidents	1x	12

SCHEDULE B
The Applicable Factor used to determine Severance Benefits related to a Change in Control is determined based on the position of the Executive as follows:

Position	Applicable Factor
Chief Executive Officer	3.00
President	2.75
Executive Vice-Presidents	2.50
Senior Vice-Presidents	2.25
Vice-Presidents	2.00

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SCHEDULE C
PARTICIPATION AGREEMENT
DIAMONDBACK ENERGY, INC.
AMENDED AND RESTATED SENIOR MANAGEMENT SEVERANCE PLAN
This Participation Agreement (the “Agreement”) is made and entered into by and between _______________ (the “Participant” or “you”) and Diamondback Energy, Inc., a Delaware corporation (the “Company”), effective as of [________] (the “Effective Date”).
The Company maintains the Diamondback Energy, Inc. Amended and Restated Senior Management Severance Plan (such plan, as it may be further amended, amended and restated or otherwise modified, the “Plan”) to provide for specified severance benefits in connection with certain Eligible Terminations (as defined in the Plan). You have been selected by the Plan Administrator to be a Participant in the Plan. The Participant hereby acknowledges that Participant has read and understands the terms of the Plan and agrees to participate in the Plan. You also expressly acknowledge and agree that participation in the Plan replaces and supersedes any offer letter, employment agreement or similar agreement made by and between you and the Company or any of its Affiliates, and that any such agreement will be terminated and you will no longer be entitled to any benefits under such agreement upon execution of this Agreement and participation in the Plan.
Participant further acknowledges and agrees that Section 3 of the Plan contains certain Restrictive Covenants, including covenants prohibiting competition, solicitation and disparagement. By signing this Participation Agreement, Participant is subject to the prohibited activities and Restrictive Covenants in Section 3 of the Plan, and Participant acknowledges and agrees that the violation of the provisions of Section 3 of the Plan may result in a loss of benefits under the Plan.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year written below, effective as of the Effective Date written above.

DIAMONDBACK ENERGY, INC.	PARTICIPANT

By:
Travis D. Stice, Chief Executive Officer

Dated: [___________]	Dated: [___________]

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